EXHIBIT 99.1

Integrated Data Corp Supports Acquisition of DataWave Systems by InComm Holdings

WILMINGTON, Del., Sept. 21, 2006 (PRIMEZONE) -- In response to the Form 8-K filed by DataWave Systems Inc. (OTCBB:DWVS) ("DataWave") on September 19, 2006, the management of Integrated Data Corp. (Pink Sheets:ITDD) ("IDC") is pleased to announce its support of the planned DataWave acquisition by InComm Holdings, Inc. Under the terms of the Agreement and Plan of Merger as set forth in Exhibit Number 2.1 of the DataWave Form 8-K, InComm will pay approximately $0.62 in cash for each outstanding share of DataWave stock. IDC currently is the beneficial holder of record of 24,884,530 shares of DataWave stock of which 21,110,612 shares belong to IDC. Ownership of the remaining 3,773,918 shares are to be transferred to Integrated Technologies & Systems Ltd, a greater than 10% shareholder in IDC, with an effective date of January 3, 2006 in fulfillment of the Asset Purchase & Loan Repayment Agreement with Integrated Technologies & Systems Ltd dated August 25, 2005 (see IDC Form 8-K filed August 26, 2005). With its 21,110,612 DataWave shares, the proposed DataWave acquisition could yield IDC approximately $13 million in working capital, or a value of approximately $1.66 per IDC outstanding share.

The management and board of IDC is currently considering using this working capital to invest in Bahamian resort property and associated utility operations, to invest further in telecommunication opportunities, for distribution of dividends to its shareholders, or any combination of the preceding. Any decisions will be subject to recommendation and approval by the board and approval of the majority of IDC's shareholders.

About Integrated Data Corp. (http://www.IntegratedDataCorp.com)

Headquartered in Wilmington, DE, Integrated Data Corp. (IDC) is an international holding company with interests in the U.S., Canada, and the U.K. IDC's subsidiaries offer a range of telecommunications, wireless, point-of-sale activation, financial transaction and other services.

This press release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "anticipate," "may," "will," "plan," "intend," "estimate," "could," and other similar expressions are intended to identify these forward-looking statements. Examples of forward-looking statements in this release include the considered use of proceeds from the proposed DataWave acquisition and the amount and payment of the merger consideration. Integrated Data Corp. does not assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect current expectations of the approximate outcomes of the matters discussed. These statements by Integrated Data Corp. are subject to certain risks, including, among others, the ability of the parties to perform their obligations under the merger agreement, general economic conditions, reactions from DataWave customers and suppliers from the announcement of the merger, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

"DataWave" is a registered trademark of DataWave Systems, Inc.

CONTACT:  Integrated Data Corp.
          Abe Carmel
          Dave Bryan
          484-212-4137
          info@IntegratedDataCorp.com